EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                Three Months Ended      Six Months Ended
                                                     March 31,              March 31,
                                                ------------------      ----------------
                                                2000          1999      2000        1999
                                                ----          ----      ----        ----
                                                           (Dollars in Millions)

Consolidated income
   before income taxes.......................   $ 31          $ 49      $ 86        $108
                                                ----          ----      ----        ----
Fixed charges:
   Interest..................................    317           220       594         460
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).......................      1             1         3           3
                                                ----          ----      ----        ----

Total fixed charges..........................    318           221       597         463
                                                ----          ----      ----        ----
Earnings available
   for fixed charges.........................   $349          $270      $683        $571
                                                ====          ====      ====        ====

Ratio of earnings to
   fixed charges<F1>.........................   1.10          1.22      1.14        1.23
                                                ====          ====      ====        ====

-----------------
<F1>  As of April 30, 2000 TMCC has guaranteed payments of principal and interest on $186 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates. In addition, as of April 30, 2000, TMCC has guaranteed $40.0 million of TCA's debt. As of March 31, 2000, TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.